Form 10-K, Exhibit 13
period 1999-09-30
FLORIDAFIRST BANCORP
filed 1999-12-29
CIK 1075083

EXHIBIT 13

==========================================================================================
                                                                        Table of Contents


                                                                                     Page

Message to Stockholders.................................................................1

Corporate Profile.......................................................................3

Selected Financial Highlights...........................................................4

Management's Discussion of Financial Condition and Results of Operations................6

Year 2000 Readiness Disclosure.........................................................15

Consolidated Financial Statements......................................................19

Notes to Consolidated Financial Statements.............................................24

Independent Auditors' Report...........................................................45

Directors and Officers.................................................................46

Company Offices and Corporate Information...............................Inside back cover
==========================================================================================

================================================================================

MESSAGE TO STOCKHOLDERS

It is a distinct honor to greet our fellow stockholders and present our first annual report for FloridaFirst Bancorp. FloridaFirst is the holding company for FloridaFirst Bank. Although the name may be new in financial services in central Florida, FloridaFirst Bank has been an important part of the banking scene in Polk and Manatee Counties for over 65 years. Under the banner of FloridaFirst Bank, we will carry out our goal of transitioning to a full service banking business. Our markets along the Interstate 4 corridor between Orlando and Tampa, and on the Gulf Coast in Bradenton, are growing rapidly. Not only do we plan to serve these markets more effectively by offering a full line of loan and deposit services to our traditional construction and mortgage customers, but also to aggressively expand our growing account relationships with individual consumers and small businesses. Our efforts in this direction thus far have been rewarding.


Financial Overview

I am pleased to report that FloridaFirst Bancorp achieved its highest level of earnings during our fiscal year ended September 30, 1999. Net income for 1999 was $3,257,000, up 37% from $2,385,000 in fiscal year 1998. The increase in earnings was due primarily to growth in total assets of 20%, from $414 million at the beginning of the year to $498 million at September 30, 1999. Net loans grew over 17% from $339 million at the beginning of the year to $398 million at year-end. Loan originations for the 1999 fiscal year totaled $158 million across all our lines of business mortgage, consumer, and commercial.

We are also proud that, while we had another great year in loan growth, our asset quality remains outstanding. Nonperforming loans, real estate owned properties and other repossessed assets were just over $1 million at September 30, 1999, or just .21% of total assets, well below industry average.


Strategic Initiatives

Transitioning to a full service banking business strategy requires new technological capacity. Our goal, consistent with the underlying motive for our conversion and public offering in April 1999, is to invest in training and technological enhancements to improve efficiency at every level of the organization. We have worked with various consultants during the past few years to identify areas where improvements are needed and to focus on appropriate solutions.

In an effort to increase our market presence and provide the proper service to our customers, we are developing plans to build three new full service branch facilities in the year 2000:

>> North Lakeland - north of Interstate 4 where we currently do not have a physical presence

>> Southeastern Winter Haven - in the rapidly developing area around Cypress Gardens, and

>> Lakewood Ranch - in the highly attractive area of Lakewood Ranch just east of Interstate 75 in Bradenton

All three facilities represent extensions of existing markets where our reputation is already established.


Management Team

While attracting good people has and will continue to be a major business challenge, the new Senior Management group that has been assembled at FloridaFirst Bank is an outstanding group with the skills to effect the changes necessary to accomplish our goals. Their collective vision and talents will enable the group to lead our employees through the changes required in pursuing a different business strategy.

                                       1
================================================================================

================================================================================

Share Repurchase Program

FloridaFirst Bancorp is currently in the process of repurchasing up to 15% of its outstanding stock for which approval was obtained from the Office of Thrift Supervision on October 18, 1999. Continued market fluctuations and weakness in financial institutions stocks has created an opportunity to execute this repurchase plan, thus far, at levels that are accretive to both earnings and book value per share. We are actively managing our capital with the focus on improving the company's return on average stockholders' equity.


Supporting Stockholders

Recognizing that investing in financial institution stocks is subject to some uncertainty, the FloridaFirst directors and management are fully committed to supporting the strategic initiatives which are necessary to build value in our company and take advantage of the opportunities that present themselves in our marketplace. We believe that, over the long term, stockholders will benefit from the plans we have developed and are currently implementing.


The 21st Century

As we move into year 2000, we will have many new events to report. Significant among these is the retirement of current Chairman of the Board, Charles W. Bovay, and the recent election of the new Chairman, Nis H. Nissen, III.

Chuck Bovay, during his four years as Chairman, has presided over the mapping of a new future for FloridaFirst. His dedicated leadership and focused loyalty to the best interest of our company will continue to be major cornerstones of our success for years to come.


Sincerely,


/s/Gregory C. Wilkes

Gregory C. Wilkes
President and Chief Executive Officer



                                       2
================================================================================

================================================================================



                              FLORIDAFIRST BANCORP



Corporate Profile


FloridaFirst Bancorp is the parent company of and conducts most of its business operations through FloridaFirst Bank (the "Bank"). The Bank, a federally chartered savings bank headquartered in Lakeland, Florida, is a community-oriented retail savings bank offering a full range of deposit services to both consumers and commercial entities. The Bank's lending activities include residential real estate mortgage loans, commercial real estate loans, other commercial loans and consumer loans. The Bank has operated within its market areas since 1934 and delivers its products and services through nine offices located in Florida's Polk and Manatee Counties.




Mutual Holding Company Reorganization


On April 6, 1999, the Bank completed its mutual to stock conversion including the formation of mutual and stock holding companies ("Reorganization"). In conjunction with the Reorganization, FloridaFirst Bancorp, a federally chartered corporation, issued a total of 5,752,875 shares of its common stock - 2,703,851 shares (47% of the total shares) were sold in a subscription offering to the Bank's depositors at $10.00 per share, and the remaining 3,049,024 shares (53% of the total shares) were issued to FloridaFirst Bancorp MHC, a mutual holding company. Upon completion of these transactions, the Bank became the wholly owned subsidiary of FloridaFirst Bancorp (the "Bancorp").

Gross proceeds from the stock issuance of $27.0 million were reduced by $1.2 million in subscription related expenses and $100,000 initial capital for FloridaFirst Bancorp MHC, leaving net proceeds of the offering of $25.7 million.




Stock Market Information and Dividends


Since its issuance on April 6, 1999, the Bancorp's common stock has traded on the Nasdaq National Market under the symbol FFBK. The following table sets forth market price information, based on closing prices, as reported by the Nasdaq National Market for the common stock high and low sales prices for the periods indicated. See Note 17 of the consolidated financial statements for a summary of quarterly financial data.

         Quarter Ended:                                  High             Low
         --------------                                  ----             ---

         June 30, 1999                                  $ 9.50           $ 7.88

         September 30, 1999                             $ 9.50           $ 8.38

The Company declared a $ .04 per share dividend during the quarter ended September 30, 1999. In accordance with current OTS policy, FloridaFirst Bancorp MHC waived the receipt of dividends on its 3,049,024 shares for the cash dividend declared. There can be no assurance that the OTS will permit future waivers. As of December 15, 1999, the Company had 1,015 holders of record of common stock.

                                       3
================================================================================

================================================================================


                          Selected Financial Highlights
                      (In thousands except per share data)

 At September 30:
                                                      1999 (1)      1998 (2)       1997         1996 (3)         1995
                                                  ------------- ------------- ------------- ------------- -------------
Assets...................................            $ 498,358     $ 414,472     $ 466,765     $ 440,294     $ 431,414
Loans receivable, net....................              397,910       338,610       355,551       321,327       260,675
Investment securities....................               80,876        60,961        74,573        99,841       138,234
Cash and cash equivalents................                2,598           647        21,842         3,885        18,222
Deposits.................................              339,224       352,180       429,714       404,184       397,594
FHLB advances and other borrowings.......               92,472        21,000            --            --            --
Stockholders' equity.....................               61,337        36,107        33,588        30,569        30,774
Actual number (not in thousands):
Real estate loans outstanding............                4,696         4,433         5,149         5,461         5,187
Deposit accounts.........................               36,856        38,409        46,012        43,002        40,083
Full service offices.....................                    9             9            14            13            14
                                                  ------------- ------------- ------------- ------------- -------------
For the year ended September 30:
Interest income.............                           $ 32,648      $ 32,141     $ 33,865       $ 31,694      $ 29,820
Interest expense............                             17,128        18,966       19,702         18,961        17,689
                                                       --------       -------      -------       --------       -------
Net interest income.........                             15,520        13,175       14,163         12,733        12,131
Provision for loan losses...                                540           405          317            600            75
                                                       --------       -------      -------       --------       -------
Net interest income after provision
  for loan losses...........                             14,980        12,770       13,846         12,133        12,056
Other income................                              1,473         4,347        1,189          1,546         1,064
Other expenses..............                             11,448        13,581       11,209         13,382        10,081
                                                       --------       -------      -------       --------       -------
Income before income taxes..                              5,005         3,536        3,826            297         3,039
Income taxes................                              1,748         1,151        1,299             44         1,057
                                                       --------       -------      -------       --------       -------
Net income..................                           $  3,257       $ 2,385      $ 2,527       $    253       $ 1,982
                                                       ========       =======      =======       ========       =======
Basic earnings per share (4)                             $  .34            --           --             --            --
                                                          =====
Weighted shares outstanding (4)                           5,549            --           --             --            --
                                                          =====

------------
     (1) Includes $25.7 million in net proceeds from the Reorganization. Prior to April 6, 1999, the Bank was a mutual institution. Therefore, earnings per share and weighted average shares outstanding are for the six months ended September 30, 1999 (period subsequent to the Reorganization.)

     (2) During fiscal year 1998, FloridaFirst sold five branches (and $55.5 million in related deposits) that were not contiguous to its primary market area for a pre-tax gain of $3.0 million. In connection with the sale of branches, FloridaFirst transferred $44.6 million in loans. In addition, other expenses includes special benefit plan adjustments of $2.2 million.

     (3)  1996  includes  a  $2.5  million   one-time   special   assessment  to
          recapitalize the Savings Association Insurance Fund.

     (4) FloridaFirst converted to a stock company on April 6, 1999. Earnings per share and weighted average shares outstanding are for the six months ended September 30, 1999 (period subsequent to the conversion.)

                                       4
================================================================================

================================================================================

                            Selected Financial Ratios

                                                                At or For the Year Ended September 30,
                                                   -----------------------------------------------------------------

                                                       1999          1998          1997          1996          1995
                                                   ------------- ------------- ------------- ------------- -------------
  Performance Ratios:

  Return on average assets (net income
      Divided by average total assets)...........       .72%          .55%          .56%          .06%          .48%

  Return on average equity (net income
      Divided by average equity).................      6.65          6.55          7.71          .79           6.58

  Net interest rate spread.......................      2.91          2.65          2.87          2.68          2.38

  Net interest margin on average
      Interest-earnings assets...................      3.53          3.10          3.23          3.03          2.99

  Average interest-earning assets to
      Average interest-bearing liabilities.......      116           110           108           108           107

  Efficiency  ratio  (noninterest  expense,
      Other  than the $2.5  million  SAIF
      special assessment in 1997, divided
      by the sum of net interest income and
      noninterest income)........................       67            78            74            76            76

  Asset Quality Ratios:

  Non-performing loans to total loans, net.......      .21           .25           .65           .37           .46

  Non-performing assets to total assets..........      .21           .32           .53           .28           .36

  Net charge-offs to average loans
       Outstanding...............................
                                                       .04           .14           .02           .04           .03

  Allowance for loan losses to total loans.......      .74           .76           .74           .74           .73

  Capital Ratios:

  Average equity to average assets
      (average equity divided by average
        total assets)............................    10.84          8.31          7.25          7.41          7.22

  Equity to assets at period end.................    12.31          8.62          7.20          6.94          7.13

                                       5
================================================================================

================================================================================

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

Management's discussion and analysis of FloridaFirst Bancorp and its subsidiary's, FloridaFirst Bank, (hereinafter referred to as the "Company") financial condition and results of operations is intended as assistance in understanding the Company's financial condition and results of operations. The information in this section should be read with the consolidated financial statements and the notes to consolidated financial statements beginning at page 19.

The Company's results of operations depend primarily on its net interest income. Net interest income is a function of loans and investments outstanding in any one period, the interest yield earned on such loans and investments and the interest paid on deposits and borrowed funds that were outstanding during that same period. Company's noninterest income consists primarily of fees and service charges. The results of operations are significantly impacted by the provision for loan losses which, in turn, depend on, among other things, the size and makeup of the loan portfolio, loan quality and trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, marketing and other general and administrative costs. The Company's results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.


Forward - Looking Statements

The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission (the "Commission") and its reports to stockholders. Statements made in such documents, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, and interest rate risk management; the effects of competition in the banking business from other commercial banks, savings and loan associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating through the Internet; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for losses, including the value of collateral underlying delinquent loans, and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statements that may be made from time to time by, or on behalf of, the Company.


Management of Interest Rate Risk and Market Risk

Qualitative Analysis. Because the majority of the Company's assets and liabilities are sensitive to changes in interest rates, the Company's most significant form of market risk is interest rate risk, or changes in interest rates. The Company, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of the Company have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

                                       6
================================================================================

================================================================================


The Board of Directors has established an asset/liability committee that consists of the Company's president and senior banking officers. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other assets and liability management issues.

To reduce the effect of interest rate changes on net interest income the Company has adopted various strategies to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: (a) the Company seeks to originate commercial and consumer loans with adjustable rate features or fixed rate loans with short maturities; (b) the Company seeks to lengthen the maturities of liabilities when deemed cost effective through the pricing and promotion of certificates of deposit and utilization of FHLB advances; (c) the Company seeks to attract low cost checking and transaction accounts which tend to be less sensitive to rising rates; and (d) the Company seeks, when market conditions permit, to originate and hold in its portfolio adjustable rate mortgage loans which have annual interest rate adjustments. The Company also maintains an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

The Company has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At September 30, 1999, the Company had 28.7% of its deposits in passbook, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Company to offset the impact of rising rates in other deposit accounts.


Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Company uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1 basis point equals 1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.


The following table presents the Company's NPV as of September 30, 1999. The NPV was calculated by the OTS, based on information provided by the Company.


          Net Portfolio Value ("NPV")      NPV as % of Present Value of Assets
          ---------------------------      -----------------------------------
       Change                                                     Basis Point
      in Rates     $ Amount    $ Change     % Change    NPV Ratio   Change
      --------     --------    --------     --------    ---------   ------
                  (Dollars in thousands)
        +300 bp       30.990     -24.793      -44%         6.60%   -448 bp
        +200 bp       39.819     -15,963      -29%         8.27%   -280 bp
        +100 bp       48,295      -7,488      -13%         9.80%   -128 bp
           0 bp       55,783                              11.08%
        -100 bp       60,711      +4,929      +9%         11.86%    +79 bp
        -200 bp       63,530      +7,747      +14%        12.26%   +119 bp
        -300 bp       66,207     +10,424      +19%        12.63%   +155 bp


                                       7
================================================================================

================================================================================

Future interest rates and their effects on NPV and net interest income are not predictable. Nevertheless, the Company's management does not believe its NPV or net interest income will suffer material adverse effects in the near future as a result of current trends in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.


Comparison of Financial Condition at September 30, 1999 and 1998

Assets. Total assets increased $83.9 million, or 20.2%, to $498.4 million at September 30, 1999 from $414.5 million at September 30, 1998. The increase in total assets resulted primarily from: a $59.3 million increase in net loans outstanding from new originations; an increase in investments available for sale portfolio of $26.0 million due to a financial leveraging strategy implemented after the issuance of stock; a reduction in investments held to maturity of $6.0 million due to the maturity and calls of securities; and an increase in Federal Home Loan Bank stock of $1.6 million.


Liabilities. Total liabilities increased $58.6 million, or 15.5%, to $437.0 million at September 30, 1999 from $378.4 million at September 30, 1998. The increase in total liabilities resulted primarily from: a $66.6 million increase in FHLB advances; a $4.9 million increase in other borrowings; and a $13.0 million net outflow in deposits. The increase in the FHLB advances and other borrowings utilized to fund the loan and investment growth was attributable to:

>> the Company's decision to not offer premium pricing on deposits to customers without other banking relationships, and

>>   disintermediation   of  customer  funds  due  to   alternative   investment
     opportunities

>> management's decision to financially leverage the higher level of capital of the Company to increase earnings.

Deposits, excluding the $19.6 million decrease in certificate of account balances, grew $6.6 million, or 7.3%, during the year.

Stockholders' Equity. The $25.2 million increase in the Company's stockholders' equity reflects the $23.5 million in net proceeds from the issuance of common stock ($25.7 million in net offering proceeds reduced by the $2.2 million in stock held by the employee stock ownership plan that has not been allocated to the participants), $3.3 million in net income for the year ended September 30, 1999 and a net reduction in equity of $1.4 million resulting from the decline in value of the Company's investment available for sale portfolio. The decline in value of the investments is directly attributable to the significant rise in interest rates during the second half of the fiscal year.

                                       8
================================================================================

================================================================================

Liquidity and Capital Resources

The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of market opportunities. Funding loan requests, providing for liability outflows, and managing interest rate fluctuations require continuous analysis in order to match the maturities of short-term loans and investments with specific types of deposits and borrowings. An institution's liquidity is normally considered in terms of the nature and mix of the institution's sources and uses of funds.

Assets providing liquidity are generated through loan repayments and the management of maturity distributions for loans and securities. An important aspect of liquidity management lies in maintaining sufficient levels of loans and mortgage-backed securities that generate monthly cash flows.

In addition to the $3.9 million in cash provided by operations, other significant sources (uses) of cash in 1999 were as follows (amounts in millions of dollars):


         Cash provided by operations                                     $  3.9
         FHLB advances and other borrowings                                71.5
         Decrease in net deposits                                         (13.0)
         Sales, maturities and repayments on investment securities         30.1
         Purchases of investment securities                               (52.4)
         Net increase in loans                                            (59.8)
         Funds from issuance of common stock                               23.5
         Other, net                                                        (1.8)
                                                                         ------
         Net increase in cash                                            $  2.0
                                                                         ======

The Company is subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see footnote 10 of the notes to consolidated financial statements.

Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Company's liquidity, capital or operations nor is management aware of any current recommendation by regulatory authorities, which if implemented, would have such an effect.


Analysis of Net Interest Income

Historically, the Company's earnings have depended primarily on its net interest income, which is the difference between interest income earned on loans and investments ("interest-earning assets") and interest paid on deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (a) the difference between rates of interest earned on the Company's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (b) the aggregate amounts of its interest-earnings assets and interest-bearing liabilities.

                                       9
================================================================================

================================================================================
Average Balance Sheet. The following table sets forth certain information relating to the Company for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Similar information is provided as of September 30, 1999. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material differences in the information presented.

                                                                                    Year ended September 30,
                                                        ----------------------------------------------------------------------------
                                     September 30, 1999           1999                         1998                   1997
                                     ------------------ --------------------------  ------------------------ -----------------------
                                                                          Average                    Average                 Average
                                                          Average          Yield/   Average           Yield/ Average          Yield/
                                           Balance Rate   Balance Interest  Cost    Balance  Interest  Cost  Balance  Interest Cost
                                           ------- ----   ------- --------  ----    -------  --------  ----  -------  -------- ----
                                                                                 (Dollars in thousands)
Interest-earning assets:
Loans receivable (1)                     $ 400,851 7.56% $368,513 $28,482   7.73% $339,218 $ 27,241    8.03% $339,992 $ 27,730 8.16%
Investment securities and other (2)         85,481 6.66    71,557   4,166   5.82    85,594    4,900    5.72    98,836    6,135 6.21
                                         ---------       -------- -------         -------- --------          -------- --------
     Total interest-earning assets         486,332 7.39   440,070  32,648   7.42   424,812   32,141    7.57   438,828   33,865 7.72
                                                                   ------                    ------                     ------
Noninterest-earning assets                  12,026         11,606                   12,557                     13,640
                                         ---------       --------                 --------                   --------
     Total assets                        $ 498,358       $451,676                 $437,369                   $452,468
                                         =========       ========                 ========                   ========

Interest-bearing liabilities:
Checking accounts                        $  27,098 1.77  $ 27,193     486  1.79   $ 25,177      469    1.86  $ 24,343      607 2.49
Savings accounts                            32,826 1.67    36,469     612  1.68     41,456      859    2.07    48,155    1,204 2.50
Money market accounts                       23,997 3.87    20,740     796  3.84     15,356      582    3.79    11,767      351 2.98
Certificates of deposit                    241,818 5.12   245,915  12,833  5.22    301,093   16,921    5.62   321,938   17,540 5.45
FHLB advances and other borrowings          92,472 5.22   49,884    2,401  4.81      2,647      135    5.10        --       --   --
                                         ---------       -------- -------         --------  -------          --------   ------
     Total interest-bearing liabilities    418,211 4.58   380,201  17,128  4.50    385,729   18,966    4.92   406,203   19,702 4.85
Noninterest-bearing liabilities (3)         18,810         22,491 -------           15,246  -------            13,478   ------
                                         ---------       --------                 --------                   --------
     Total liabilities                     437,021        402,692                  400,975                    419,681
Stockholders' equity                        61,337         48,984                   36,394                     32,787
                                         ---------       --------                 --------                   --------
   Total liabilities and stockholders    $ 498,358       $451,676                 $437,369                   $452,468
                                         =========       ========                 ========                   ========

Net interest income                                               $15,520                  $ 13,175                   $ 14,163
                                                                  =======                  ========                   ========

Interest rate spread (4)                           2.81%                   2.92%                       2.65%                   2.87%
                     ==                            ====                    ====                        ====                    ====

Net margin on interest-earning assets (5)          3.45%                   3.53%                       3.10%                   3.23%
                                      ==           ====                    ====                        ====                    ====

Ratio of average interest-earning assets
   to average interest-bearing liabilities          116%                    116%                        110%                    108%
                                                    ===                     ===                         ===                     ===

----------------------------------------------------------
(1)  Average balances include non-accrual loans.
(2) Investment securities includes both securities that are available for sale and held to maturity. Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3)  Includes noninterest-bearing checking accounts.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net margin on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

================================================================================

Rate/Volume Analysis. The relationship between the volume and rates of the Company's interest-earning assets and interest-bearing liabilities affects the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                       Year Ended September 30,        Year Ended September 30,
                                  ------------------------------- ---------------------------------
                                          1999 vs. 1998                   1998 vs. 1997
                                  ------------------------------- ---------------------------------
                                     Increase (Decrease) Due to      Increase (Decrease) Due to
                                  ------------------------------- ---------------------------------

                                    Volume       Rate      Net      Volume       Rate         Net
                                    ------       ----      ---      ------       ----         ---
                                                         (Dollars in thousands)
Interest income:
 Loans receivable ..............   $ 2,196    $  (955)   $ 1,241    $   (75)   $  (414)   $  (489)
 Investment securities and other      (819)        85       (734)      (739)      (496)    (1,235)
                                   -------    -------    -------    -------    -------    -------
  Total interest-earning assets    $ 1,377    $  (870)   $   507    $  (814)   $  (910)   $(1,724)
                                   =======    =======    =======    =======    =======    =======

Interest expense:
Checking accounts ..............   $    34    $   (17)   $    17    $    24    $  (162)   $  (138)
Savings accounts ...............       (96)      (151)      (247)      (156)      (189)      (345)
Money market accounts ..........       207          7        214        122        109        231

Certificates of deposit ........    (2,941)    (1,147)    (4,088)    (1,156)       537       (619)
 Other liabilities .............     2,273         (7)     2,266        135       --          135
                                   -------    -------    -------    -------    -------    -------
   Total interest-bearing
        liabilities ............   $  (523)   $(1,315)   $(1,838)   $(1,031)   $   295    $  (736)
                                   =======    =======    =======    =======    =======    =======

Change in net interest income ..   $ 1,900    $   445    $ 2,345    $   217    $(1,205)   $  (988)
                                   =======    =======    =======    =======    =======    =======


                                       11
================================================================================

================================================================================


Comparison of Operating Results for Years Ended September 30, 1999 and September 30, 1998


Net Income. Net income for the year ended September 30, 1999 increased 37.5% to $3.3 million, compared to $2.4 million for September 30, 1998.

>> Net interest income increased 17.4% to $15.5 million for the year ended September 30, 1999 compared to $13.2 million for the year ended September 30, 1998. This increase resulted from an increase in interest income of $ 507,000 and a decrease in interest expense of $1.8 million.
>> Other income decreased to $1.5 million for the year ended September 30, 1999 from $4.3 million for the year ended September 30, 1998, resulting primarily from a $3.0 million gain from the sale of certain deposits and branch buildings (hereinafter referred as "Branch Sale"), as further discussed in the notes to consolidated financial statements.
>> Other expenses decreased to $11.4 million for the year ended September 30, 1999 from $13.6 million for the year ended September 30, 1998. This decrease is due primarily to $2.2 million in charges resulting from the freezing of benefits under the defined benefit pension plan - $1.7 million, and the adoption of a directors' retirement plan - $410,000 (hereinafter referred to as "Benefit Adjustments"), as further discussed in the notes to the consolidated financial statements.


Interest Income. Total interest income increased to $32.6 million for the year ended September 30, 1999 from $32.1 million for the year ended September 30, 1998, as a result of an increase in average interest-earning assets offset to some extent by a decrease in the average interest rates earned. Average interest-earning assets increased to $440.1 million for the year ended September 30, 1999 from $424.8 million for the year ended September 30, 1998, an increase resulting from strong loan growth throughout the year. The average rate earned on interest-earning assets decreased to 7.42% for the year ended September 30, 1999 from 7.57% for the year ended September 30, 1998, a decrease of 15 basis points.

Interest income on loans increased $1.2 million to $28.5 million for the year ended September 30, 1999 from $27.2 million for the year ended September 30, 1999. This increase reflects the strong loan growth in all areas mortgage, consumer and commercial loans. Total loan originations were $158.9 million in 1999 compared to $119.6 million in 1998, a 33% increase in origination volume. The strong originations were offset by substantial repayments and refinance activity. Also, the Branch Sale at the end of January 1998 reduced the loan portfolio by $44.6 million, meaning that 1998 results had income on these loans for four months of the year. In addition, the average yield on loans decreased by 30 basis points during the year, reflecting the general downward trend in interest rates for the first half of the fiscal year. Mortgage loan rates began to increase late in the year, but the competitive pressures in the consumer and commercial markets kept rates lower for the entire year in 1999 when compared to 1998.

 Interest income on investment securities and other investments decreased $734,000 to $4.2 million for the year ended September 30, 1999 from $4.9 million for the year ended September 30, 1998. This decrease was primarily the result of a $14.0 million decrease in the average balance to $71.6 million in 1999 from $85.6 million in 1998. The decrease in the average balance of investment securities was due primarily to the maturities and calls of certain securities and the redeployment of these funds into loans. The decrease in average balances was partially offset by an increase in the average yield by 10 basis points through the diversification of the portfolio, extension of maturities, reduction in interest-earning deposit accounts and a rising interest rate environment during the last half of the year.

                                       12
================================================================================

================================================================================

Interest Expense. Total interest expense decreased by $1.8 million to $17.1 million for the year ended September 30, 1999 from $18.9 million for the year ended September 30, 1998, as a result of a 42 basis point decrease in average cost of funds and a $5.5 million decrease in the average interest-bearing liabilities. Average interest-bearing liabilities decreased to $380.2 million for the year ended September 30, 1999 from $385.7 millionfor the year ended September 30, 1998. The average cost for interest-bearing liabilities was 4.50% for the year ended September 30, 1999 compared to 4.92.% for the year ended September 30, 1998, a decrease of 42 basis points. The decrease in rates paid on to interest-bearing liabilities reflects market rates as well as the replacement of higher cost certificates of deposit with FHLB advances and lower cost checking and money market accounts.

Interest expense on deposits decreased $4.1 million to $14.7 million for the year ended September 30, 1999 from $18.8 million for the year ended September 30, 1998. This decrease was a result of a decrease of $52.8 million in the average balance of interest-bearing deposits to $330.3 million in 1999 from $383.1 million in 1999 and a decrease of 46 basis points in the average cost of deposits to 4.46% in 1999 from 4.92% in 1998.

The Company began using FHLB advances in June 1998 to control its cost of funds and lengthen the maturity of its liabilities. The Company manages the maturity (or conversion dates for certain convertible advances) of its advances based on the assets being funded and based on projections of interest rate trends. The Company has used the FHLB advances as a major funding source due to the ability to manage the maturities, the cost effectiveness in executing the transactions and the level of interest rates offered compared to alternative funding sources. The average costs of advances in 1999 was 4.81% which compares favorably with the average cost for certificates of deposit which averaged 5.22%.


Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, volume and type of lending conducted by the Company, industry standards, the level and status of past due and non-performing loans, the general economic conditions in the Company's lending area and other factors affecting the collectibility of the loans in the Company's portfolio.

The provision for loan losses was $540,000 for the year ended September 30, 1999 compared to $405,000 for the year ended September 30, 1998. The allowance for loan losses increased to $2.9 million for the year ended September 30, 1999 from $2.6 million for the year ended September 30, 1998, due primarily to the increase in net loans outstanding. The current allowance represents .74% of loans outstanding at September 30, 1999. The Company had net charge-offs of $163,000 for the year ended September 30, 1999 compared to net charge-offs of $474,000 for the year ended September 30, 1998. See the comparison of operating results of 1998 to 1997 for a discussion of the 1998 charge-offs.

The Company monitors its loan portfolio on a continuing basis and intends to continue to provide for loan losses based on its ongoing review of the loan portfolio and general market conditions.


Other Income. Substantially the entire decrease in Other income for the year ending September 30, 1999 compared to September 30, 1998 is attributable to the $3.0 million gain from the Branch Sale.


Other Expenses. Other expense decreased by $2.1 million to $11.4 million for the year ended September 30, 1999 from $13.5 million for the year ended September 30, 1998, due primarily to the Benefit Adjustments. In addition, compensation and employee benefits increased slightly due to the hiring of additional sales personnel and an average 4% increase in salary adjustments. These costs were offset by certain vacancies in staff positions during the year and savings related to compensation and employee benefits for personnel at the branches involved in the Branch Sale. Occupancy and equipment costs increased due to costs associated with the installation and operation of automated teller machines at all branch locations in 1999.

                                       13
================================================================================

================================================================================


Comparison of Operating Results for Years Ended September 30, 1998 and September 30, 1997

Net Income. Net income for the year ended September 30, 1998 decreased 4.0% to $2.4 million, compared to $2.5 million for the same period last year.

>> Net interest income decreased 7.0% to $13.2 million for the year ended September 30, 1998 compared to $14.2 million for the year ended September 30, 1997. This decrease resulted from a decrease in interest income of $1.7 million which was partially offset by a decrease in interest expense of $736,000.
>> Other income increased to $4.3 million for the year ended September 30, 1998 from $1.2 million for the year ended September 30, 1997, resulting primarily from the Branch Sale.
>> Other expenses increased to $13.6 million for the year ended September 30, 1998 from $11.2 million for the year ended September 30, 1997, due primarily to Benefit Adjustments.

Interest Income. Total interest income decreased to $32.1 million for the year ended September 30, 1998 from $33.9 million for the year ended September 30, 1997, as a result of a decrease in average interest-earning assets and a decrease in the average interest rates earned. Average interest-earning assets decreased to $424.8 million for the year ended September 30, 1998 from $438.8 million for the year ended September 30, 1997. This decrease resulted from the transfer of $44.6 million in interest-earning assets in January 1998 in connection with the Branch Sale, partially offset by strong loan growth throughout the year. The average rate earned on interest-earning assets decreased to 7.57% for the year ended September 30, 1998 from 7.72% for the year ended September 30, 1997, a decrease of 15 basis points.

Interest income on loans decreased $489,000 to $27.2 million for the year ended September 30, 1998 from $27.7 million for the year ended September 30, 1997. This slight decrease reflects the strong loan growth, particularly refinancings, that offset the sale of loans noted above. In addition, the average yield on loans decreased by 13 basis points during the year, reflecting the general downward trend in interest rates.

Interest income on investment securities and other investments decreased $1.2 million to $4.9 million for the year ended September 30, 1998 from $6.1 million for the year ended September 30, 1997. This decrease was primarily the result of a $13.2 million decrease in the average balance to $85.6 million in 1998 from $98.8 million in 1997. The decrease in the average balance of investment securities was primarily due to the maturities and calls of certain securities and the redeployment of these funds into loans. Also the average yield on investment securities and other investments decreased by 49 basis points since yields on the reinvestment of available assets have decreased with the general downward trend in interest rates.

Interest Expense. Total interest expense decreased by $736,000 for the year ended September 30, 1998 from $19.7 million for the year ended September 30, 1997, as a result of a decrease in average interest-bearing liabilities, offset by a slight 7 basis point increase in the average cost of funds. Average interest-bearing liabilities decreased to $385.7 million for the year ended September 30, 1998 from $406.2 million for the year ended September 30, 1997. The decrease is attributable to the sale of $55.5 million in deposits in January 1998 when the Company sold the deposits of five branches, partially offset by new deposits and borrowing to fund the asset growth. The average interest rate paid on interest-bearing liabilities was 4.92% for the year ended September 30, 1998 compared to 4.85% for the year ended September 30, 1997, an increase of 7 basis points. The increase in rates paid on interest-bearing liabilities reflects market rates as well as the transfer of lower yielding certificates of deposit in connection with the Branch Sale.

Interest expense on deposits decreased $871,000 to $18.8 million for the year ended September 30, 1998 from $19.7 million for the year ended September 30, 1997. This decrease was a result of a decrease of $23.1 million in the average balance of interest-bearing deposits to $383.1 million in 1998 from $406.2 million in 1997 partially offset by an increase of 7 basis points in the average rate to 4.92% in 1998 from 4.85% in 1997.

The Company began using FHLB advances in June 1998 to control its cost of funds and lengthen the maturity of its liabilities.

                                       14
================================================================================

================================================================================

Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, volume and type of lending conducted by the Company, industry standards, the level and status of past due and non-performing loans, the general economic conditions in the Company's lending area and other factors affecting the collectibility of the loans in the Company's portfolio. The provision for loan losses was $405,000 for the year ended September 30, 1998 compared to $317,000 for the year ended September 30, 1997. The increase in the provision for loan losses relates primarily to large charge-offs during fiscal 1998 that reduced the allowance for loan losses below the Company's policy guidelines. The allowance for loan losses declined from September 30, 1997 to September 30, 1998, primarily due to a reduction in net loans outstanding resulting from the Branch Sale. The allowance for loan losses was $2.6 million at September 30, 1998 and 1997. The current allowance represents .76% of total loans outstanding at September 30, 1998. The Company had net charge-offs of $474,000 for the year ended September 30, 1998 compared to net charge-offs of $69,000 for the year ended September 30, 1997.

The larger charge-offs in 1998 resulted primarily from two borrowers as follows:

>> Final resolution of a foreclosure and counterclaim litigation relating to a $491,000 loan secured by a retail strip shopping center resulted in a charge-off of $140,000, and
>> Foreclosure on loans made to a local builder for the construction of single family houses resulted in a $64,000 charge-off.

The Company monitors its loan portfolio on a continuing basis and intends to continue to provide for loan losses based on its ongoing review of the loan portfolio and general market conditions.

Other Income. Substantially the entire increase in Other Income for the year ending September 30, 1998 compared to September 30, 1997 is attributable to the $3.0 million gain from the Branch Sale.

Other Expenses. Other expense increased by $2.4 million to $13.6 million for the year ended September 30, 1998 from $11.2 million for the year ended September 30, 1997. In addition to the Benefits Adjustment in 1998, compensation and employee benefits increased due to the hiring of additional commercial lending staff personnel, an average 5% increase in salary adjustments, a full year of staff cost associated with the Company's newest branch that opened in September 1997, partially offset by the staff costs savings realized through the Branch Sale. Occupancy and equipment costs increased due to expenses related to a data processing conversion in 1998 as well as a full year's cost related to the new customer service platform system installed in May 1997.


Year 2000 Readiness Disclosure

Rapid and accurate data processing is essential to the Company's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data.

The following discussion of the implications of the Year 2000 problem for the Company, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Company plans to complete the internal year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Company.

                                       15
================================================================================

================================================================================

Year 2000 issues expose the Company to a number of risks, any one of which, if realized, could have a material adverse effect of the Company's business, results of operations or financial condition. These risks include the possibility that, to the extent certain vendors fail to adequately address Year 2000 issues, the Company may suffer disruptions in important services on which the Company depends, such as telecommunications, electrical power, and data processing. Year 2000 issues could affect the Company's liquidity if customer withdrawals in anticipation of the Year 2000 are greater than expected or if the Company's lenders are unable to provide the Company with funds when and as needed by the Company. Year 2000 issues also create additional credit risk to the Company insofar as the failure of the Company's customers and the counterparties to adequately address Year 2000 issues could increase the likelihood that these customers and counterparties become delinquent or default on the obligations to the Company. In addition to increasing the Company's risk exposure to problem loans, credit losses and liquidity problems, Year 2000 issues expose the Company to increased risk of litigation losses and expenses relating to the foregoing. There are other Year 2000 risks besides those described above that may impact the Company's business, results of operations and financial condition.

The Company places a high degree of reliance on computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although the Company has assessed the readiness of these third parties and has prepared contingency plans, there can be no guarantee that the failure of these third parties to maintain their systems, as modified, in advance of December 31, 1999 would not have a material adverse affect on the Company.

The Company's Year 2000 Plan (the "Plan") was presented to the Board of Directors in September 1997. The Plan was developed using the guidelines outlined in the Federal Financial Institutions Examination Council's "The Effect of Year 2000 on Computer Systems." The Year 2000 Committee is responsible for the Plan with the Board of Directors receiving Year 2000 progress reports on a quarterly basis. Our primary operating systems are provided by a third party service bureau ("External Provider"). The Company has performed significant testing of the software utilized by the External Provider with successful results. The External Provider has represented that the software currently being utilized for the Company's current operations is Year 2000 compliant. The main hardware and software used to serve our customer base and maintain the customer transaction histories and company accounting records are currently operating on Year 2000 compliant systems.

The latest OTS on-site examination was conducted in July 1999, and based on the examination results, the Company was progressing satisfactorily towards completing the Plan requirements. The business resumption plan, including plans for cash and liquidity needs, was approved by the Board on June 29, 1999. Actual testing of those plans was satisfactorily completed in September and October 1999.

The Company has contacted all other material vendors and suppliers regarding their Year 2000 readiness. Each of these third parties has delivered written assurance to the Company that they are or expect to be Year 2000 compliant prior to the Year 2000. The Company is maintaining contact with all significant customers and non-information technology suppliers (i.e. utility systems, telephone systems, etc.), regarding their year 2000 state of readiness. We are unable to test the Year 2000 readiness of our significant suppliers of utilities. We are relying on the utility companies' internal testing and representations to provide the required services that drive our data systems. Any failure of the utilities to adequately address the Year 2000 issues could result in the Company being unable to service its customers on a timely basis. All non-information technology providers have assured us that the Year 2000 will not be an issue or that the issue will be satisfactorily resolved prior to the end of 1999. No contracts, written assurances, or oral assurances with the Company's material vendors, systems providers, and suppliers include any type of remedy or penalty for breach of contract in the event that any of these parties are not Year 2000 compliant.


                                       16
================================================================================

================================================================================

The Company has identified 15 vendors and systems as mission critical and, based upon testing or assurances from such vendors, 100% of the Company's mission critical vendors and systems are Year 2000 compliant. Testing has been completed on all significant vendor applications. Vendors and systems deemed important or minor (not "mission critical") are services that are performed by outside vendors. We have received communication from these vendors indicating they are or will be in compliance for Year 2000 without any disruption in service. Appropriate testing, as necessary, and related contingency plans were completed in the third and fourth quarters of 1999.

Software provided by our External Provider is supported by a contractual agreement that states the software will be Year 2000 compliant prior to January 1, 2000. This software has been thoroughly tested and has been declared by our External Provider, as compliant. The contracts for our other systems and services do not contain similar statements since they have longer terms and were not subject to specific contract negotiation in the past few years.

Major commercial loan customers (loan balances in excess of $500,000) have been contacted in writing. In addition, the commercial loan relationship managers conducted a telephone and personal contact program with all these customers to determine any potential exposure that might be present due to the customer's failure to prepare adequately for the Year 2000. This contact program was completed as of June 30, 1999. No unusual or significant risk exposure was identified. Any new commercial loan applicant is required to answer a brief series of questions concerning Year 2000 preparedness in the loan approval and closing process.

As a practical matter, individual mortgage loan, consumer loan and smaller commercial loan customers were not contacted regarding their Year 2000 readiness. It was deemed to be beyond the scope of our testing parameters to contact these borrowers. Further, most of these are individuals with adequate collateral for their loans.

If the Plan fails to significantly address the Year 2000 issues of the Company, the following, among other things, could negatively affect the Company:

(a) utility service companies may be unable to provide the necessary service to drive our data systems or provide sufficient sanitary conditions for our offices;
(b) our primary software provider could have a major malfunction in its system or their service could be disrupted due to its utility providers, or some combination of the two; or
(c)  the Company may have to transact its business manually.

The Company will attempt to monitor these uncertainties by continuing to request an update on all critical and important vendors throughout the remainder of 1999. If the Company identifies any concern related to any critical or important vendor, the contingency plans will be implemented immediately to assure continued service to the Company's customers.

Costs have and will be incurred to replace certain non-compliant software and hardware. The Company does not anticipate that direct costs for renovating or replacing non-compliant hardware and software will exceed $325,000, of which approximately $250,000 had been expended as of September 30, 1999. No assurance can be given that the Year 2000 Plan will be completed successfully by the Year 2000, in which event the Company could incur significant costs. If the External Provider fails to maintain its system in compliant state or incurs other obstacles prior to Year 2000, the Company would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant negative affect on our earnings.

                                       17
================================================================================

================================================================================

Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including continued compliance of the External Provider, testing plans, and all vendors, suppliers and customer readiness.

Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Company, such as customers, public utilities, vendors, payment system providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the financial condition or operations of the Company.


Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying notes presented elsewhere in this Prospectus have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as prices of goods and services.

                                       18
================================================================================

================================================================================




                              FLORIDAFIRST BANCORP

                       CONSOLIDATED FINANCIAL STATEMENTS


                           For the Three Years Ended

                               SEPTEMBER 30, 1999










                                       19
================================================================================

                              FLORIDAFIRST BANCORP
                 Consolidated Statements of Financial Condition
                    (Dollars in thousands, except share data)

                                                                                                   September 30,
                                                                                               1999              1998
                                                                                          ---------------   ---------------
ASSETS

Cash and cash equivalents                                                                       $  2,598          $    647
Investments available for sale, at fair value                                                     68,152            42,225
Investment securities held to maturity,
    market value of $12,479  and $18,524                                                          12,724            18,736
Loans receivable, net of allowance for loan losses
    of $2,941 and $2,564                                                                         397,910           338,610
Premises and equipment, net                                                                        6,818             6,845
Federal Home Loan Bank stock, at cost                                                              4,475             2,864
Accrued interest receivable                                                                        2,764             2,398
Other assets                                                                                       2,917             2,147
                                                                                          ===============   ===============
            TOTAL ASSETS                                                                        $498,358          $414,472
                                                                                          ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                                                                    $339,224          $352,180
    Federal Home Loan Bank advances                                                               87,600            21,000
    Other borrowings                                                                               4,872            --
    Advance payments by borrowers for taxes and insurance                                          2,200             1,971
    Other liabilities                                                                              3,125             3,214
                                                                                          ---------------   ---------------
            Total liabilities                                                                    437,021           378,365
                                                                                          ---------------   ---------------

Commitments and contingencies                                                                      --                 --

Stockholders' equity:
    Preferred stock, $ .10 par value,
         2,000,000 shares authorized, none outstanding                                             --                 --
    Common stock, $ .10 par value,
         18,000,000 shares authorized, 5,752,875 outstanding                                         575              --
    Additional paid-in capital                                                                    25,124              --
    Retained earnings                                                                             39,037            35,887
    Unallocated shares held by the employee stock ownership plan                                  (2,163)             --
    Accumulated other comprehensive income (loss)                                                 (1,236)              220
                                                                                          ---------------   ---------------
            Total stockholders' equity                                                            61,337            36,107
                                                                                          ---------------   ---------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $498,358          $414,472
                                                                                          ===============   ===============

See notes to consolidated financial statements.

                              FLORIDAFIRST BANCORP
                       Consolidated Statements of Earnings
                  (Dollars in thousands, except per share data)
                            Year ended September 30,

                                                                                   1999              1998               1997
                                                                               --------------    --------------    ---------------
Interest income:
    Interest and fees on loans                                                      $ 28,482          $ 27,241           $ 27,730
    Interest and dividends on investment securities                                    3,671             3,906              5,513
    Other interest income                                                                495               994                622
                                                                               --------------    --------------    ---------------
            Total interest income                                                     32,648            32,141             33,865
                                                                               --------------    --------------    ---------------
Interest expense:
    Deposits                                                                          14,727            18,831             19,702
    Federal Home Loan Bank advances and other borrowings                               2,401               135             --
                                                                               --------------    --------------    ---------------
            Total interest expense                                                    17,128            18,966             19,702
                                                                               --------------    --------------    ---------------
            Net interest income                                                       15,520            13,175             14,163
Provision for loan losses                                                                540               405                317
                                                                               --------------    --------------    ---------------
            Net interest income after provision for loan losses                       14,980            12,770             13,846
                                                                               --------------    --------------    ---------------
Other income:
    Fees and service charges                                                             991               996              1,069
    Gain (loss) on sale of loans and investments available for sale                      (22)              117                114
    Gain on sale of branches                                                             165             3,016             --
    Other, net                                                                           339               218                  6
                                                                               --------------    --------------    ---------------
            Total other income                                                         1,473             4,347              1,189
                                                                               --------------    --------------    ---------------
Other expenses:
    Compensation and employee benefits                                                 5,820             5,632              5,552
    Other compensation and employee benefits                                          --                 2,085             --
    Occupancy and equipment costs                                                      1,881             1,818              1,646
    Marketing                                                                            534               495                488
    Data processing costs                                                                521               558                479
    Federal insurance premiums                                                           214               338                456
    Other                                                                              2,478             2,655              2,588
                                                                               --------------    --------------    ---------------
            Total other expenses                                                      11,448            13,581             11,209
                                                                               --------------    --------------    ---------------
Income before income taxes                                                             5,005             3,536              3,826
Income taxes                                                                           1,748             1,151              1,299
                                                                               ==============    ==============    ===============
NET INCOME                                                                           $ 3,257           $ 2,385            $ 2,527
                                                                               ==============    ==============    ===============

Basic earnings per share (1)                                                          $ 0.34            --                 --
                                                                               ==============    ==============    ===============
Weighted average shares outstanding (1)                                            5,549,185            --                 --
                                                                               ==============    ==============    ===============

(1) FloridaFirst converted to a stock company on April 6, 1999. Earnings per share and weighted average shares outstanding are for the six months ended September 30, 1999 (period subsequent to the conversion.)

See notes to consolidated financial statements.

                              FLORIDAFIRST BANCORP
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                  (Dollars in thousands, except per share data)

                                                                                    Additional
                                                                                      other
                                                                                      compre-             Unallocated
                                                            Additional                hensive    Compre-     shares      Total
                                                   Common    paid-in   Retained       income     hensive     held      stockholders'
                                                    stock    capital   earnings       (loss)     income    by the ESOP    equity
                                                --------- ------------ ----------  ----------- ----------------------- -------------

Balance at September 30, 1996                                           $ 30,975      $ (406)                              $ 30,569
Comprehensive income:
    Net income                                                             2,527                $ 2,527                       2,527
    Change in unrealized gain on investments
      available for sale, net                                                            492        492                         492
                                                                                               =========
Total comprehensive income                                                                      $ 3,019
                                                                     ------------ -----------  =========             ---------------
Balance at September 30, 1997                                             33,502          86                                 33,588
Comprehensive income:
    Net income                                                             2,385                $ 2,385                       2,385
    Change in unrealized gain on investments
      available for sale, net                                                            134        134                         134
                                                                                               =========
Total comprehensive income                                                                      $ 2,519
                                                                     ------------ -----------  =========             ---------------
Balance at September 30, 1998                                             35,887         220                                 36,107
Stock issuance, net of issuance costs of $1,239    $ 575   $ 25,124                                       $ (2,163)          23,536
Comprehensive income:
    Net income                                                             3,257                $ 3,257                       3,257
    Change in unrealized loss on investments
      available for sale, net                                                         (1,456)    (1,456)                     (1,456)
                                                                                               =========
Total comprehensive income                                                                      $ 1,801
                                                                                               =========
Dividends ($ .04 per share)                                                 (107)                                              (107)
                                                ========  ========== ============ ============            ==========  ==============
Balance at September 30, 1999                      $ 575   $ 25,124     $ 39,037    $ (1,236)             $ (2,163)        $ 61,337
                                                ========  ========== ============ ============            ==========  ==============

                                                                                                 Year ended September 30,
                                                                                             --------------------------------
Disclosure of reclassification amount:                                                          1999       1998        1997
--------------------------------------                                                          ----       ----        ----
Unrealized gain (loss) on investments available for sale arising during year, net of taxes   $ (1,470)    $ 210       $ 469
                                                                                            ----------  --------  ----------
Less reclassification adjustment for gain (loss) included in net income                           (22)      117         (35)
Income taxes (benefit)                                                                             (8)       41         (12)
                                                                                            ----------  --------  ----------
    Reclassification adjustment for gain (loss), net of taxes                                     (14)       76         (23)
                                                                                            ----------  --------  ----------
Unrealized gain (loss) on investments available for sale, net of taxes                       $ (1,456)    $ 134       $ 492
                                                                                            ==========  ========  ==========

See notes to consolidated financial statements.

                              FLORIDAFIRST BANCORP
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)
                            Year ended September 30,

                                                                                          1999        1998        1997
                                                                                        --------    --------    --------

Cash flows from operating activities:
    Net income                                                                          $  3,257    $  2,385    $  2,527
    Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses                                                             540         405         317
       Deferred income taxes (benefit)                                                       (39)       (864)        588
       Depreciation                                                                          759         632         478
       (Gain) loss on sale of investments available for sale                                  22        (117)         35
       Gain on sale of loans available for sale                                             --          --          (149)
       Gain on sale of branches                                                             (165)     (3,016)       --
       Decrease (increase) in accrued interest receivable                                   (366)        295         (44)
       Decrease (increase) in other assets                                                  (660)        592         (93)
       Decrease (increase) in federal income tax receivable                                  755        (426)        406
       Increase (decrease) in other liabilities                                             (402)      2,118      (2,631)
       Increase (decrease) in advance payments by borrowers for taxes and insurance          229         (33)        189
                                                                                        --------    --------    --------
                   Net cash provided by operating activities                               3,930       1,971       1,623
                                                                                        --------    --------    --------
Cash flows from investing activities:
    Sale (purchase) of FHLB stock, net                                                    (1,611)       --         1,123
    Proceeds from sale of loans available for sale                                          --          --         9,927
    Proceeds from sales, maturity and repayments of investments available for sale        24,069      28,930      20,019
    Proceeds from maturity and repayments of investment securities held to maturity        6,012      19,000       7,000
    Proceeds from sale of assets                                                             520       1,824         313
    Net increase in loans                                                                (59,782)    (30,299)    (44,726)
    Purchases of premises and equipment                                                     (883)       (434)     (1,862)
    Purchases of investments available for sale                                          (52,358)    (33,981)       (990)
    Cash transferred in connection with sale of branches, net                               --       (10,186)       --
                                                                                        --------    --------    --------
                   Net cash used in investing activities                                 (84,033)    (25,146)     (9,196)
                                                                                        --------    --------    --------

Cash flows from financing activities:
    Net increase (decrease) in deposits                                                  (12,956)    (19,020)     25,530
    Net increase in FHLB advances                                                         66,600      21,000        --
    Net increase (decrease) in other borrowings                                            4,874        --          --
    Net proceeds received from issuance of common stock                                   23,536        --          --
                                                                                        --------    --------    --------
                   Net cash provided by financing activities                              82,054       1,980      25,530
                                                                                        --------    --------    --------
                   Net increase (decrease) in cash and cash equivalents                    1,951     (21,195)     17,957
Cash and cash equivalents at beginning of period                                             647      21,842       3,885
                                                                                        --------    --------    --------
Cash and cash equivalents at end of period                                              $  2,598    $    647    $ 21,842
                                                                                        ========    ========    ========

Supplemental disclosure of cash flow information Cash paid during the year for:
       Interest                                                                         $ 15,963    $ 18,971    $ 19,677
                                                                                        ========    ========    ========
       Taxes                                                                            $  1,406    $  2,557    $    270
                                                                                        ========    ========    ========

Supplemental disclosure of non-cash information:
    Additions to investment in real estate acquired through foreclosure                 $     76    $  2,238    $    456
                                                                                        ========    ========    ========
    Change in unrealized gain (loss) on investments available for sale,
       net of deferred taxes (benefit) of $(852), $79 and $(289), respectively          $ (1,456)   $    134    $    492
                                                                                        ========    ========    ========
    Dividends declared                                                                  $    107
                                                                                        ========
    Net assets transferred in connection with branch sale:
       Loans receivable                                                                             $ 44,607
       Premises and equipment                                                                            705
       Deposits                                                                                       55,498
                                                                                                    ========

See notes to consolidated financial statements.

                                       23
================================================================================

================================================================================

                              FLORIDAFIRST BANCORP
                   Notes to Consolidated Financial Statements
                        September 30, 1999, 1998 and 1997


(1)    Reorganization

       On April 6, 1999, FloridaFirst Bank (the "Bank") completed its mutual to stock conversion including the formation of mutual and stock holding companies ("Reorganization"). In connection with the Reorganization, FloridaFirst Bancorp, a federally chartered corporation, sold 2,703,851 shares (or 47%) of its common stock in a subscription offering at $10.00 per share and issued the remaining 53% to FloridaFirst Bancorp MHC. A total of 5,752,875 shares of common stock of FloridaFirst Bancorp were issued in connection with the Reorganization. Upon completion of these transactions, the Bank became the wholly owned subsidiary of FloridaFirst Bancorp (the "Bancorp"). The Reorganization was accounted for in a manner similar to a pooling of interests.

       Gross proceeds from the stock issuance of $27.0 million were reduced by $1.2 million in subscription related expenses and $100,000 initial capital for FloridaFirst Bancorp MHC ("MHC"), leaving net proceeds of the offering of $25.7 million. The Bancorp recorded $575,288 as capital stock based on the 5,752,875 shares issued (3,049,024 were issued to the MHC) at a $.10 par value, with the remaining $25.1 million recorded as additional paid-in capital. Of the net proceeds, the Bancorp contributed $12.9 million to the Bank in exchange for all of its outstanding shares of stock.

       Upon a complete liquidation of the Bank after the Reorganization, the Bancorp, as holder of the Bank's common stock, would be entitled to any assets remaining upon a liquidation or dissolution of the Bank. Each depositor would not have a claim in the assets of the Bank. However, upon a complete liquidation of the MHC after the Reorganization, each depositor would have a claim up to the pro rata value of his or her accounts, in the assets of the MHC remaining after the claims of the creditors of the MHC are satisfied. Depositors who have liquidation rights in the Bank immediately prior to the Reorganization will continue to have such rights in the MHC after the Reorganization for so long as they maintain qualifying deposits in the Bank after the Reorganization.

       The Office of Thrift Supervision imposes various restrictions on the ability of savings institutions to make capital distributions, including dividend payments. A federal savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized. Further, a federal savings institution cannot distribute regulatory capital that is needed for its liquidation account.


(2)    Nature of Business  and Summary of Significant Accounting Policies

       The following is a description of business of FloridaFirst Bancorp and its subsidiary (the "Company") and the significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements.

       The Company conducts its business principally through the Bank. The Bank is a community-oriented savings institution that delivers retail and commercial banking services through nine full service locations. Principal sources of income are derived through interest earned on loans and investments. The primary sources of funds are customer deposits and Federal Home Loan Bank advances. The Bank is subject to various regulations governing savings institutions and is subject to periodic examination by its primary regulator, the Office of Thrift Supervision.

                                       24
================================================================================

================================================================================

       (a)    Principles of Consolidation

              The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of the Bancorp and the Bank that, as discussed in Note 1, became the wholly owned subsidiary of the Bancorp on April 6, 1999. The Company's business is conducted principally through the Bank. All intercompany transactions and balances have been eliminated in consolidation.



       (b)    Cash and Cash Equivalents

              For financial statement purposes, the Company considers cash, due from banks and interest-bearing accounts with original maturities of three months or less in other financial institutions to be cash and cash equivalents.


       (c)    Investment Securities

              Investments available for sale are stated at fair value. Unrealized gains and losses on investments available for sale, net of taxes, are included as other comprehensive income in the consolidated statements of financial condition until these gains or losses are realized. Investments available for sale that experience a decline in fair value that is other than temporary are written down to fair value and the resultant losses are reflected in the consolidated statements of earnings.

              Investment securities held to maturity are investments that management has the intent and the Company has the ability at the time of purchase to hold until maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level-yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the consolidated statements of earnings.

              The Bank is required to maintain, in cash and U.S. Government and other approved securities, an amount equal to 4% of deposits (net of loans on deposits) plus short-term borrowings. The Bank's liquidity ratio was 17.6% and 16.7% at September 30, 1999 and 1998, respectively.

              Capital stock in the Federal Home Loan Bank of Atlanta ("FHLB") is held in accordance with certain requirements of the FHLB. The Company's investment is carried at cost and serves as collateral for FHLB advances.


        (d)   Loans Held For Sale

              Loans originated and held for sale by the Company are carried at the lower of cost or market using the specific identification method. Gains and losses on the sale of such loans are recognized using the specific identification method. No loans were held for sale at September 30, 1999 and 1998.


       (e)    Mortgage Loan Interest Income

              The Company provides an allowance for uncollected interest generally on all accrued interest related to loans 90 days or more delinquent. This allowance is netted against accrued interest receivable for financial statement disclosure. Such interest, if ultimately collected, is credited to income in the period of recovery.

                                       25
================================================================================

================================================================================

       (f)    Loan Fees

              Loan origination and commitment fees and certain related costs are deferred and amortized over the contractual maturities, adjusted for anticipated prepayments, as an adjustment to yield using the level-yield method. For loans on non-accrual, such amortization ceases.


       (g)    Loans and Provisions for Losses

              Loans are stated at unpaid principal balances, less loans in process, the allowance for loan losses, unearned interest, and net deferred loan origination fees.

              The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (SFAS No. 5). The following is a description of how each portion of the allowance for loan losses is determined.

              The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate, residential real estate, and consumer. The Company provides for an allowance for losses inherent in the portfolio by the above categories, which consists of two components: general loss percentages and specific loss analysis.

              General loss percentages are calculated based upon historical analyses. A portion of the allowance is calculated for inherent losses which management believes exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparison.

              Allowances are also provided in the event that the specific collateral analysis on a loan indicates that the estimated loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above.

              The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate; (b) the observable market price of the impaired loans; or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

                                       26
================================================================================

================================================================================

        (h)   Premises and Equipment

              Depreciation of office properties and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 10 to 35 years for buildings and leasehold improvements, and 3 to 10 years for furniture, fixtures and equipment.

              Maintenance  and  repairs are  charged to expense  when  incurred.
              Expenditures for renewals and betterments generally are capitalized. The costs and accumulated depreciation relating to office properties and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains and losses are reflected in the consolidated statements of earnings.


       (i)    Real Estate Owned

              Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure. Real estate so acquired is recorded at the lower of cost (principal balance of the former mortgage loan) or estimated fair value, less estimated selling expenses. The carrying value of real estate owned properties was $16,000 and $403,000 at September 30, 1999 and 1998 and is included in Other Assets in the consolidated statements of financial condition. The Company charged net costs related to real estate owned activities of $10,000, $144,000 and $22,000 against operations in fiscal years ended September 30, 1999, 1998 and 1997.


       (j)    Income Taxes

              Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.


        (k)   Financial Instruments With Off-Balance Sheet Risk

              In the ordinary course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit at both fixed and variable rates and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the consolidated statements of financial condition. The Company's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis.

              Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                                       27
================================================================================

================================================================================

       (l)    Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. The major estimate by management that is critical to the consolidated financial statements is the appropriate level of allowance for loan losses which can be significantly impacted by future industry, market and economic trends and conditions. Actual results could differ from these estimates. Regulatory agencies, as a part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize changes in the allowance based on their judgements of information available to them at the time of their examination.


       (m)    Self-Insurance

              The Company is self-insured for employee medical and dental benefits, but has a reinsurance contract to limit the amount of liability for these benefits in any plan year. Benefits are administered through a third party administrator and the related liabilities are reflected in the consolidated financial statements. The Company accrues a liability based on average claims paid over the past three years, historical information and certain assumptions regarding future events.

              The self-insured plan operates on a calendar year basis. For the plan years ended December 31, 1998, 1997 and 1996, claims paid, net of amounts received under the reinsurance contract and premiums received from dependent and COBRA coverage, were $460,000, $356,000 and $380,000, respectively. The plan covers only active employees as defined in the plan.


       (n)    Derivative Instruments

              The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by SFAS No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments, other than fixed rate loan commitments.


        (o)   Earnings Per Share

              Basic net income per share of common stock for the periods subsequent to the Reorganization has been computed by dividing net income for the period by the weighted average number of shares outstanding. Earnings per share information for all other periods presented in these financial statements is not comparative and therefore not presented.


       (p)    Comprehensive Income

              On October 1, 1998 the Company adopted SFAS No. 130, Reporting Comprehensive Income which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the consolidated statements of earnings and are recorded directly to stockholders' equity. The Company's other comprehensive income is the unrealized gain (loss) on investments available for sale.

                                       28
================================================================================

================================================================================

       (q)    Segment Information

              On October 1, 1998 the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which requires public companies to report information about segments of their business and requires them to report selected segment information in their quarterly reports issued to stockholders. No specific segment disclosure is required since the Company views its operations as a single segment.


        (r)   Accounting Pronouncements

              In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FASB has delayed the effective date of SFAS No. 133 until fiscal quarters beginning after June 15, 2000 by issuing SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 133 is not expected to have a material impact on the Company's financial statement presentations.


       (s)    Reclassifications

              Certain   amounts  in  the  1998 and 1997  consolidated  financial
              statements  have  been  reclassified  to  conform   to   the  1999
              presentation.



(2)    Investments Available for Sale

       The amortized cost and estimated fair values of investments available for sale are as follows:

                                                                       September 30, 1999
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S. government
              agencies                            $ 20,855          --              $    (342)         $ 20,513
          Collateralized mortgage
              obligations                            7,569          $     3               (152)           7,420
          Mortgage-backed securities                28,711               69               (464)          28,316
          Corporate bonds                            7,147          --                    (429)           6,718
          Municipal bonds                            5,831          --                    (646)           5,185
                                               ==============     ============      =============    ==============

               Total                              $ 70,113            $  72         $ (2,033)          $ 68,152
                                               ==============     ============      =============    ==============

                                       29
================================================================================

================================================================================

                                                                       September 30, 1998
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S.
                government agencies               $ 24,426            $ 285               --           $ 24,711
          Collateralized mortgage
              obligations                            3,185               44               --              3,229
          Mortgage-backed securities                14,265               31            $ (11)            14,285
                                               ==============     ============      =============    ==============

               Total                              $ 41,876            $ 360            $ (11)          $ 42,225
                                               ==============     ============      =============    ==============

       Approximately 95% of the collateralized mortgage obligations ("CMOs") and mortgage-backed securities ("MBS") as of September 30, 1999 were issues of GNMA, FNMA or FHLMC. All CMOs and MBS as of September 30, 1998 were issues of GNMA, FNMA or FHLMC.



       The maturity distribution for the portfolio of investments available for sale at September 30, 1999 is as follows:

                                                          Amortized            Fair
                                                            cost              Value
                                                        --------------     ------------

                                                                (In thousands)

            Due after one year through five years        $ 10,371           $ 10,234
            Due after five years through ten years         15,851             15,573
            Due after ten years                            15,180             14,029
                                                        --------------     ------------

                                                           41,402             39,836

            Mortgage-backed securities                     28,711             28,316
                                                        --------------     ------------

                 Total                                   $ 70,113           $ 68,152
                                                        ==============     ============


       Proceeds from sales of investments available for sale during the year ended September 30, 1999, 1998 and 1997 were $6.0 million, $3.4 million and $11.0 million, respectively. Gross gains of $8,000 and gross losses of $30,000 were realized on those sales during 1999. Gross gains of $149,000 and gross losses of $32,000 were realized on those sales during 1998. Gross losses of $35,000 were realized on those sales during 1997.

       Investments available for sale with a fair value of $10.9 million and $1.0 million were pledged as collateral to secure public funds at September 30, 1999 and 1998, respectively.

                                       30
================================================================================

================================================================================


(3)    Investment Securities Held to Maturity

       The amortized cost and estimated fair values of investment securities held to maturity are as follows:

                                                                       September 30, 1999
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S. government
              agencies                           $   4,000               --          $    (43)       $   3,957
          Collateralized mortgage
              obligations                            8,724          $    40              (242)           8,522
                                               ==============     ============      =============    ==============

               Total                              $ 12,724          $    40           $  (285)        $ 12,479
                                               ==============     ============      =============    ==============


                                                                       September 30, 1998
                                               --------------------------------------------------------------------
                                                                     Gross             Gross
                                                 Amortized        unrealized         unrealized          Fair
                                                   cost              gains             losses            value
                                               --------------     ------------      -------------    --------------
                                                                         (In thousands)
          Obligations of U.S. government
              agencies                           $   8,998             $ 11           $   (40)       $   8,969
          Collateralized mortgage
              obligations                            9,738               40              (223)           9,555
                                               ==============     ============      =============    ==============

               Total                              $ 18,736             $ 51            $ (263)        $ 18,524
                                               ==============     ============      =============    ==============

       The CMOs have principal and interest components and have predominantly variable rates of return. The weighted average rates at September 30, 1999, 1998 and 1997 were 5.57%, 5.80% and 5.94%, respectively. All CMOs as of September 30, 1999 and 1998 were issues of FNMA or FHLMC.

       The  Company's  investment in  obligations  of U.S.  government  agencies include floating interest rate bonds that are reflected in the consolidated financial statements at $4.0 million and $5.0 million at September 30, 1999 and 1998, respectively. These bonds pay variable rates of interest depending on relevant market rates and have an estimated fair value of approximately $3.9 million and $5.0 million at September 30, 1999 and 1998, respectively. At September 30, 1998 the Company had step-up bonds with a carrying value and estimated fair value of $4.0 million and paid interest on a predetermined schedule of escalating rates. All step-up bonds matured during the year ended September 30, 1999. The floating interest rate and step-up bonds were purchased to offset the risk related to the Company's portfolio of adjustable and fixed rate mortgages; however, these bonds expose the Company to a certain degree of market risk as their rates change with prevailing market rates.

       The amortized cost and estimated fair value of investment securities held to maturity at September 30, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations without penalty.

                                                         Amortized             Fair
                                                           cost               value
                                                       --------------     --------------
                                                            (In thousands)

            Due in one year or less                     $   3,000          $   2,973
            Due after one year through five years           1,000                985
            Due after five year through ten years           5,729              5,568
            Due after ten years                             2,995              2,953
                                                       --------------     --------------

                 Total                                   $ 12,724          $  12,479
                                                       ==============     ==============

                                       31
================================================================================

================================================================================

(4)    Loans Receivable, Net

       Loans receivable consist of the following:

                                                                                        September 30,
                                                                               --------------------------------
                                                                                   1999               1998
                                                                               --------------     -------------
                                                                                      (In thousands)
              Loans secured by first mortgages on real estate: Residential 1-4:
                    Permanent                                                    $ 276,115          $ 244,667
                    Construction                                                    32,974             27,311
                 Multi-family                                                        5,787              4,464
                 Commercial real estate                                             19,783             16,132
                 Land                                                                9,548              6,796
                                                                               --------------     -------------

                    Total first mortgage loans                                     344,207            299,370
                                                                               --------------     -------------

              Other loans:
                 Consumer loans                                                     75,044             57,891
                 Other loans                                                         1,374              1,085
                                                                               --------------     -------------

                    Total other loans                                               76,418             58,976
                                                                               --------------     -------------

                    Total loans                                                    420,625            358,346

              Net deferred loan origination fees                                        --                (18)
              Unearned interest on installment loans                                    --               (141)
              Allowance for loan losses                                             (2,941)            (2,564)
              Loans in process                                                     (19,774)           (17,013)
                                                                               --------------     -------------
                        Loans receivable, net                                    $ 397,910          $ 338,610
                                                                               ==============     =============
              Weighted average yield on loans at year end                          7.56%             7.91%
                                                                               ==============     =============


       The activity in the allowance for loan losses was as follows (in thousands):

                Balance at September 30, 1996                    $ 2,385
                   Provision for loan losses                         317
                   Charge offs                                       (69)
                   Recoveries                                         --
                                                                 -----------
                Balance at September 30, 1997                      2,633
                   Provision for loan losses                         405
                   Charge offs                                      (474)
                   Recoveries                                         --
                                                                 -----------
                Balance at September 30, 1998                      2,564
                   Provision for loan losses                         540
                   Charge offs                                      (251)
                   Recoveries                                         88
                                                                 -----------
                Balance at September 30, 1999                    $ 2,941
                                                                 ===========

Outstanding mortgage loan commitments, generally with terms of 30 days, were approximately $2.0 million and $2.1 million for fixed rate loans, and $300,000 and $540,000 for variable rate loans at September 30, 1999 and 1998, respectively. There were no letters of credit outstanding at September 30, 1999 and 1998. Furthermore, the Company was servicing approximately $16.7 million, $23.3 million and $16.1 million in loans for the benefit of others in 1999, 1998 and 1997, respectively. The

                                       32
================================================================================

================================================================================

       Company holds custodial escrow deposits for these serviced loans totaling approximately $10,000 and $57,000 at September 30, 1999 and 1998, respectively. The range of interest rates on the fixed rate loan commitments as of September 30, 1999 was 7.50% to 8.38%.

       Loan customers of the Company include certain executive officers and directors and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. As of September 30, 1999, these loans amounted to approximately
        $197,000.

       Impaired loans have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. Impaired loans and related information are as follows:

                                                              September 30,
                                                       -------------------------
                                                         1999       1998    1997
                                                         ----       ----    ----
                                                             (In thousands)
       Impaired loans at year end                       $   830  $   836  $2,314
       Average balance of impaired loans for the year       957    1,697   1,919
       Allowance for loan losses for impaired loans         166      167     463
       Interest income recognized during the year            72      130     146



       (5)        Premises and Equipment

       Premises and equipment consists of the following:

                                                                      September 30,
                                                            --------------------------------
                                                                 1999               1998
                                                               ----------        -----------
                                                                     (In thousands)

              Land                                             $ 1,819            $ 1,887
              Buildings and leasehold improvements               6,646              7,054
              Furniture, fixtures and equipment                  3,691              3,703
                                                               ----------       -----------

              Total                                             12,156             12,644
              Less accumulated depreciation and amortization    (5,338)            (5,799)
                                                               ----------        -----------

              Premises and equipment, net                      $ 6,818           $  6,845
                                                               ==========        ===========


       The Company conducts a portion of its operations from leased facilities and leases certain equipment under operating leases. As of September 30, 1999, the Company was committed to noncancelable operating leases with annual minimum lease payments approximating $92,000 through September 30, 2003.

       Rent expense under all operating leases was approximately $136,000, $139,000 and $152,000 for the years ended September 30, 1999, 1998 and 1997, respectively.


                                       33
================================================================================

================================================================================

(6)    Deposits

       Deposits and weighted average interest rates are as follows:

                                                          September 30, 1999                 September 30, 1998
                                                    -------------------------------    -------------------------------
                                                        Amount             Rate           Amount             Rate
                                                    ---------------     -----------    --------------     ------------

                                                     (In thousands)                     (In thousands)

           Noninterest-bearing checking               $  13,485            --            $  10,492            --
           Interest-bearing checking                     27,098           1.77%             24,456           1.94%
           Savings accounts                              32,826           1.67%             37,758           1.77%
           Money market accounts                         23,997           3.87%             18,092           3.99%
           Certificate accounts:
              4.00% - 4.99%                             112,560                             31,676
              5.00% - 5.99%                              79,323                            166,610
              6.00% - 6.99%                              47,903                             60,964
              7.00% - 7.99%                               2,032                              2,132
                                                    ---------------                    --------------
                 Total certificates                     241,818           5.12%            261,382           5.52%
                                                    ---------------                    --------------
                 Total deposits                       $ 339,224           4.23%          $ 352,180           4.63%
                                                    ===============                    ==============

       Certificate accounts in amounts of $100,000 or more totaled approximately $55.8 million and $45.7 million at September 30, 1999 and 1998, respectively. Deposits in excess of $100,000 are not federally insured. The Company had certificate accounts totaling $17.2 million under the State of Florida public deposits program at September 30, 1999; however, there were no such deposits at September 30, 1998. Deposits under this program are collateralized with investment securities in accordance with applicable regulations.

       Interest expense on deposits is summarized as follows:

                                                                                   Year ended September 30,
                                                                         --------------------------------------------
                                                                            1999            1998             1997
                                                                         -----------     -----------     ------------
                                                                                       (In thousands)
         Interest on interest-bearing
             checking and money market accounts                           $ 1,257        $  1,051         $     958
         Interest on savings and certificate accounts                      13,550          17,868            18,841
         Less early withdrawal penalties
                                                                              (80)            (88)              (97)
                                                                         -----------     -----------     ------------
         Total interest expense                                           $14,727         $18,831         $  19,702
                                                                         ===========     ===========     ============

       Certificate accounts by year of scheduled maturity are as follows:

                                        September 30,
                                ---------------------------------
           Fiscal Year              1999                1998
                                -------------       -------------
                                         (In thousands)
               1999                      --           $ 165,547
               2000               $ 163,002              54,045
               2001                  38,335              11,715
               2002                  29,572              21,527
          2003 and after             10,909               8,548
                                =============       =============
              Total               $ 241,818           $ 261,382
                                =============       =============

                                       34
================================================================================

================================================================================

(7)    Advances From Federal Home Loan Bank and Other Borrowings

       The Company had $87.6 million and $21.0 million in FHLB advances with weighted average interest rates of 5.18% and 5.12% at September 30, 1999 and 1998, respectively. The advances as of September 30, 1999 include $55.0 million in convertible advances whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR (London interbank offering rate). The Company then has the option to prepay the advances without penalty if the FHLB converts the interest rate. Should the Company elect to otherwise prepay these borrowings prior to maturity, prepayment penalties may be incurred. Advances from the FHLB are secured with a blanket floating lien which includes a security interest in the FHLB stock held by the Company and the Company's mortgage loan portfolio.

       The Company's borrowings from the FHLB at September 30, 1999 are as follows:

                                                   Conversion
                         Year                        option             Rate             Maturity             Rate
                                                 ----------------    ------------     ----------------     -----------
                                                  (In thousands)                      (In thousands)

                         2000                            $25,000        4.91%              $32,600            5.55%
                         2001                             25,000        4.98                    --
                         2003                              5,000        5.02                    --
                         2004                                                               15,000            4.91
                         2008                                                               20,000            5.08
                         2009                                                               20,000            4.86
                                                 ----------------                     ----------------
           Total and weighted average rate               $55,000        4.95%              $87,600            5.18%
                                                 ================                     ================

       As of September 30, 1999 the Company's $4.9 million in other borrowings are short-term borrowings bearing interest at 5.43% per annum. These borrowings mature on December 8, 1999 and are collateralized by securities of U. S. government agencies having a fair value of $5.0 million.

       (8)        Income Taxes

       Income taxes for 1999, 1998 and 1997 consists of the following:

                                                             Current         Deferred             Total
                                                           ------------     ------------       ------------
                                                                           (In thousands)
        Year ended September 30, 1999:
             Federal                                        $ 1,606         $    (33)           $ 1,573
             State                                              181               (6)               175
                                                           ============     ===========        ===========
                                                            $ 1,787         $    (39)          $ 1,748
                                                           ============     ===========        ===========
        Year ended September 30, 1998
             Federal                                        $ 1,825           $ (782)           $ 1,043
             State                                              190              (82)               108
                                                           ============     ===========        ===========
                                                            $ 2,015           $ (864)           $ 1,151
                                                           ============     ===========        ===========

        Year ended September 30, 1997:
             Federal                                        $   681          $   531            $ 1,212
             State                                               30               57                 87
                                                           ============     ===========        ===========
                                                            $   711         $   588            $ 1,299
                                                           ============     ===========        ===========

                                       35
================================================================================

================================================================================

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                         September 30,
                                                                                   -------------------------
                                                                                     1999            1998
                                                                                   --------        ---------
                                                                                        (In thousands)

            Deferred tax assets:
               Loans receivable, due to allowance for loan losses, net              $   992          $  827
               Pension asset                                                            202             379
                  Unrealized loss on investments available for sale                     725              --
                  Self-insurance reserve                                                322             339
               Other                                                                     85              21
                                                                                   ---------        ---------

                    Total deferred tax assets                                         2,326           1,566
               Less valuation allowance                                                  --              --
                                                                                   ---------        ---------
                    Net deferred tax assets                                           2,326           1,566
                                                                                   ---------        ---------
            Deferred tax liabilities:
               FHLB stock                                                              (433)         $ (457)
               Unrealized gain on investments available for sale                        --             (129)
               Other                                                                    (64)            (44)
                                                                                   ---------        ---------
                    Total deferred tax liabilities                                     (497)           (630)
                                                                                   ---------        ---------
                    Net deferred tax assets                                         $ 1,829          $   936
                                                                                   =========        =========

       Net deferred tax assets are included in other assets in the consolidated statements of financial condition.


       The Company's effective rate on pretax income differs from the statutory Federal income tax rate as follows (dollars in thousand):

                                                                            Year ended September 30,
                                                      ---------------------------------------------------------------------
                                                        1999        %          1998          %           1997         %
                                                      ---------  ---------   ----------  ----------    ----------  --------

        Tax provision at statutory rate                $1,702      34%        $1,202        34%        $1,301         34%
        Increase (decrease) in tax
          resulting from:

             Tax-exempt interest, net of scaleback        (70)     (1)%          (17)      (1%)           (22)       (1%)

             State income taxes, net of Federal
             income tax benefit                           116       2%            65        2%             78         2%
             Other, net                                                          (99)      (2%)           (58)       (1%)
                                                      ---------  ---------   ----------  ----------    ----------  ---------
        Total                                          $1,748      35%        $1,151        33%        $1,299         34%
                                                      =========  =========   ==========  ==========    ==========  =========

       Until 1997, the Internal Revenue Code (the "Code") allowed the Company a special bad debt deduction for additions to bad debt reserves for tax purposes. Provisions in the Code permitted the Company to methods of determine its bad debt deduction by either the experience method or the percentage of taxable income method. The statutory percentage used to calculate bad debt deduction by the percentage of taxable income method was 8% before such deduction. The experience method was calculated using actual loss experience of the Company.

                                       36
================================================================================

================================================================================

       The Small Business Job Protection Act of 1996 repealed the percentage of taxable income method of accounting for bad debts for tax years beginning after 1995. The Company switched to the experience method above to compute its bad debt deduction in 1997 and future years. As a result of the change in the Code, the Company is required to recapture into taxable income the portion of its bad debt reserves that exceeds its bad debt reserves calculated under the experience method since 1987; a recapture of approximately $366,000 ratably over six years beginning in 1999.

       Retained earnings at September 30, 1999 includes approximately $5.8 million base year, tax basis bad debt reserve for which no deferred Federal and state income tax liability has been accrued. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $2.0 million at September 30, 1999. Certain events, as defined, will still trigger the recapture of the base year reserve. The base year reserves also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders.


(9)    Concentration of Credit Risk

       The Company originates real estate, consumer, and commercial loans primarily in its Central Florida market area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts depends on the economic conditions of Central Florida. The Company does not have a significant exposure to any individual customer or counterparty.

       The Company manages its credit risk by limiting the total amount of arrangements outstanding with individual customers, by monitoring the size and maturity structure of the loan portfolio, by obtaining collateral based on management's credit assessment of the customers, and by applying a uniform credit process for all credit exposures.



 (10)  Regulatory Matters

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined).

       As of June 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                       37
================================================================================

================================================================================
       The Bank's actual capital amounts and ratios are as follows:

                                                                     September 30, 1999
                                             -------------------------------------------------------------------
                                                                                           "Well capitalized"
                                                                      For capital             under prompt
                                                                        adequacy           Corrective action
                                                   Actual               purpose                provisions
                                             -------------------  ---------------------  ----------------------
                                             Amount      Ratio       Amount      Ratio       Amount       Ratio
                                             ------      -----       ------      -----       ------       -----
                                                                   (Dollars in thousands)
                Risk-based capital
                  (to risk-weighted         $ 52,713     17.2%      $ 24,471     8.0%       $ 30,589      10.0%
                  assets)
                Tier I capital (to risk-
                  weighted assets)          $ 49,772     16.3%     $             4.0%       $ 18,353      6.0%
                                                                      12,236
                Tier I capital
                  (to average assets)       $ 49,772     11.1%      $ 18,000     4.0%       $ 22,500      5.0%

                                                                     September 30, 1998
                                             ------------------------------------------------------------------
                                                                                           "Well capitalized"
                                                                      For capital             under prompt
                                                                        adequacy           Corrective action
                                                   Actual               purpose                provisions
                                             -------------------  ---------------------  ----------------------
                                              Amount     Ratio      Amount     Ratio      Amount       Ratio
                                              ------     -----      ------     -----      ------       -----
                                                                  (Dollars in thousands)
                Risk-based capital
                  (to risk-weighted assets)   $38,451     15.5%     $19,795     8.0%      $24,744      10.0%
                Tier I capital (to risk-
                  weighted assets)             35,887     14.5%       9,898     4.0%       14,846       6.0%
                Tier I capital
                  (to average assets)          35,887     8.7%       16,599     4.0%       20,748       5.0%

       Capital at September 30, 1999 for consolidated financial statement purposes differs from the Tier I capital amount by $(1.2) million representing the exclusion of unrealized losses on investments available for sale and $12.8 million of capital maintained by the Bancorp. Total risk-based capital differs from Tier I capital by the allowance for loan losses.

       Capital at September 30, 1998 for consolidated financial statement purposes differs from the Tier I capital amount by $220,000 representing the exclusion of unrealized gain on investments available for sale. In addition, regulatory capital differed by $(119,000) for certain amounts that were reflected for consolidated financial reporting purposes but were not recognized in regulatory reports filed. Total risk-based capital differs from Tier I capital by the allowance for loan losses.

       The payment of dividends by the Bank to the Company are restricted. OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution's capital stock, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. A savings institution that is a subsidiary of a savings and loan holding company, such as the Bank, must file an application or a notice with the OTS at least 30 days before making a capital distribution. Savings institutions are not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met: (1) they are eligible for expedited treatment under OTS regulations, (2) they would remain adequately capitalized after the distribution, (3) the annual amount of capital distribution does not exceed net income for that year to date added to retained net income for the two preceding years, and (4) the capital distribution would not violate any agreements between the OTS and the savings institution or any OTS regulations. Any other situation would require an application to the OTS.

                                       38
================================================================================

================================================================================

(11)   Sale of Branches

       On October 29, 1997, the Company entered into an agreement to sell substantially all of the loans, with a majority of the loans sold on a servicing-released basis, and certain liabilities (primarily deposit liabilities) of the branches located in north Florida. The sale included loans at 80% of the deposit liability. The remaining 20% of the sale was funded with cash. The transaction was completed January 30, 1998. Assets of approximately $52.5 million, including loans of $44.6 million, property and equipment of $705,000, cash of $10.1 million, and liabilities consisting primarily of deposit accounts of $55.5 million, were sold for a gain of approximately $3.0 million. The assets sold included the branches, except for two branches that were closed by the Company because the Company is precluded from conducting any further business at those locations. The two branches were subsequently sold to third parties during the year ended September 30, 1999.

(12)   Benefit Plans

       Director Retirement Plan. On September 28, 1998, the Board of Directors approved a non-qualified Director Retirement Plan ("Retirement Plan"). The Retirement Plan will pay all Directors that have served on the board at least ten years, $1,000 per month for 120 months beginning at the end of their final three-year term. If a Director dies prior to retirement or prior to receipt of all monthly payments under the plan, the Company has no further financial obligations to the Director or his or her estate. For the years ended September 30, 1999 and 1998, the Company recognized $37,000 and $410,000 related to this Retirement Plan. The amounts were determined by discounting the anticipated cash flow required, based on the services rendered by each covered director. The weighted-average discount rate used to measure the expense was 5.50%. The 1998 expense is a component of other compensation and employee benefits expense in the consolidated statements of earnings.

       Pension Plan. The Company had a noncontributory defined benefit pension plan ("Plan") that covered substantially all employees who met minimum service requirements. The benefit formula of the Plan generally based payments to retired employees upon their length of service and a percentage of qualifying compensation during the final years of employment.

       On September 28, 1998, the Board of Directors froze benefit accruals for the Plan effective November 3, 1998 and directed the Company to allocate to each eligible participant the full present value of accrued benefits based on the Plan liquidation guidelines, as prescribed by the Internal Revenue Code. The present value of benefit obligations at September 30, 1998 was approximately $5.7 million and the plan assets at fair value were approximately $4.0 million. As a result, the Company recognized other compensation and employee benefits expense of $1.7 million for 1998 as an actuarial estimate of benefits payable upon liquidation, and the related liability is a component of other liabilities on the statement of financial condition.

       The Company terminated the Plan on April 14, 1999 by distributing the participants their full present value of accrued benefits based on the Plan liquidation guidelines, as prescribed by the Internal Revenue Code. The Company funded $1.3 million to the Plan, which when combined with other Plan assets, provided sufficient assets to distribute to or purchase annuities for Plan participants to satisfy the present value of the calculated benefit obligations.

       Pension cost for the year ended September 30, 1997 consisted of the following (in thousands):

            Service cost - benefits earned during the period            $ 207
            Interest cost                                                 304
            Actual return on assets held in plan                         (580)
            Net amortization and deferral                                 335
                                                                     ----------

            Net periodic pension cost                                   $ 266
                                                                     ==========

                                       39
================================================================================

================================================================================

       The weighted-average discount rate used to measure projected benefit obligations was approximately 6.0% and 8.0% at September 30, 1998 and 1997; the rate of increase in future compensation levels was 5.0% at September 30, 1997; and the expected long-term rate of return on assets was approximately 6.5% and 8.3% for September 30, 1998 and 1997.

       Employee Stock Ownership Plan. The Company sponsors an employee stock ownership plan ("ESOP"). The ESOP covers eligible employees who have completed twelve months of continuous employment with the Company during which they worked at least 1,000 hours and who have attained the age of
       21. As part of the Reorganization in April 1999, the ESOP borrowed $2.2 million from the Company to purchase 216,308 shares of the common stock of the Company. Since the ESOP is internally leveraged, the Company does not report the loan receivable from the ESOP as an asset and does not report the ESOP as a liability. The Company's accounting for its ESOP is in accordance with AICPA Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans, which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they became committed to be released. As shares are committed to be released, the shares become outstanding for earnings per share computations. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. As of September 30, 1999, 32,445 shares had been committed for release and the Company recorded compensation and employee benefit expense of $285,000 for the year ended September 30, 1999 relating to the ESOP.

       401(K) Retirement Plan. Effective January 1, 1999, the Company adopted a qualified defined contribution plan with 401(k) provisions for eligible employees. Subject to certain restrictions, eligible employees may voluntarily contribute up to 15% of their annual compensation and the Company may authorize discretionary contributions to eligible participants. During 1999 the Company approved a maximum Company match of 50% on eligible contributions for the first 6% of participant compensation. The 1999 consolidated financial statements reflect $65,000 of employee benefits expense for the Company's matching contribution under the plan.


 (13)   Subsequent Events

       At a special meeting on October 19, 1999, the Company's stockholders approved two stock benefit plans. Under the 1999 Stock Option Plan, certain directors, officers and employees were granted options to purchase in aggregate 270,385 shares of the Company's stock over the next five years. Options vest 20% each year beginning one year after the date of grant. The exercise price of the options has been established at $8.50 per share, the average price of the shares traded on the Nasdaq National Market on October 19, 1999. Since the option price was established as the then current market value of the Company's stock, the Company will not record an expense when the options are granted or the stock is issued upon the exercise of the option. When shares are issued upon the exercise of any options, the Company may choose to issue stock from shares authorized but not yet issued or to utilize stock held in treasury. Under the Restricted Stock Plan, directors and officers of the Company may earn 108,154 shares of the Company's stock over the next five years. Restricted shares are earned at a rate of 20% each year of continued service to the Company. The fair value of these shares, using the $8.50 per share noted above, is $919,000 and this amount will be amortized over a five-year period to compensation and employee benefit expense commencing October 1, 1999. The shares earned under this plan are entitled to all voting and other stockholder rights, except that, while restricted, the shares must be held in escrow and cannot be sold, pledged or otherwise conveyed. The Company plans to acquire the necessary shares through open market purchases.

                                       40
================================================================================

================================================================================


       On October 19, 1999 the Company announced that it had received approval from the Office of Thrift Supervision ("OTS") to proceed with its planned repurchase of up to 15% of the common stock held by stockholders other than FloridaFirst Bancorp MHC, or 405,578 shares. Such repurchases are authorized to be made by the Company from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held in treasury stock and will be available for general corporate purposes, including the exercise of stock options.


(14)   Fair Values of Financial Instruments

       Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments at September 30, 1999 and 1998.

       Cash  and  cash  equivalents:  The  carrying  amount  of  cash  and  cash
       equivalents    (demand   deposits   maintained   at   various   financial
       institutions) represents fair value.

       Investments: The Company's investment securities represent investments in U.S. government agency obligations, CMOs, MBS, corporate bonds and municipal bonds. The fair value of these investments was estimated based on quoted market prices or bid quotations received from securities dealers.

       FHLB stock: The FHLB stock is not publicly traded and the carrying amount was used to estimate the fair value.

       Loans: Fair values are estimated for the Company's portfolio of loans by grouping loans with similar financial characteristics. The loans have been segregated by type, such as fixed and variable rate first mortgage loans and other loans. The fair value of loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for similar maturities.

       Deposit liabilities: The fair value of deposits with no stated maturity (i.e., interest and noninterest-bearing checking accounts and savings accounts) is equal to the amount payable as of year end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered by the Company for deposits of similar remaining maturities.

       FHLB advances and other borrowings: The fair value of FHLB advances and other borrowings are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered by creditors for advances of similar remaining maturities.

       Commitments: The Company makes commitments in the normal course of business to originate loans. All such commitments are for relatively short periods of time, so the market value of the loan on the commitment date and origination or delivery date is seldom materially different.

                                       41
================================================================================

================================================================================

       The estimated fair values of the Company's financial instruments are as follows:

                                                            September 30, 1999
                                                         -----------------------
                                                         Carrying      Estimated
                                                          amount      fair value
                                                         ----------   ----------
                                                             (In thousands)
Financial assets:
   Cash and cash equivalents                              $  2,598      $  2,598
   Investments available for sale                           68,152        68,152
   Investment securities held to maturity                   12,724        12,479
   Federal Home Loan Bank stock                              4,475         4,475
   Loans (carrying amount net of
      allowance for loan loss of $2,941)                   397,910       399,914
                                                          ========      ========

Financial liabilities:
   Deposits:
      Without stated maturities                           $ 97,406      $ 97,406
      With stated maturities                               241,818       241,475
   Federal Home Loan Bank advances                          87,600        86,873
   Other borrowings                                          4,872         4,872
                                                          ========      ========

Commitments:
   Loan commitments                                           --        $  2,300
                                                          ========      ========



                                                            September 30, 1998
                                                          ----------------------
                                                          Carrying     Estimated
                                                           Amount     fair value
                                                          ----------  ----------
                                                              (In thousands)
Financial assets:
   Cash and cash equivalents                              $    647      $    647
   Investments available for sale                           42,225        42,225
   Investment securities held to maturity                   18,736        18,524
   Federal Home Loan Bank stock                              2,864         2,864
   Loans (carrying amount net of allowance
      for loan loss of $2,564)                             338,610       341,013
                                                          ========      ========

Financial liabilities:
   Deposits:
      Without stated maturities                           $ 90,798      $ 90,798
      With stated maturities                               261,382       258,744
     Federal Home Loan Bank advances                        21,000        19,149
                                                          ========      ========

Commitments:
   Loan commitments                                           --        $  2,640
                                                          ========      ========

                                       42
================================================================================

================================================================================

(15)   Commitments and Contingencies

       In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.


 (16)    Parent Company Only Financial Statements

       Condensed financial statements of FloridaFirst Bancorp are as follows (in thousands):

       Condensed Statement of Financial Condition
       ------------------------------------------

       Assets                                                       September 30, 1999
                                                                    ------------------

Cash and cash equivalents                                                $    50
Loan receivable from subsidiary                                           10,756
Investment in subsidiary                                                  48,535
ESOP loan receivable                                                       2,163
                                                                         -------
  Total assets                                                           $61,504
                                                                         =======

Liabilities and Stockholders' Equity
Dividends payable                                                        $   107
Accrued income taxes                                                          60
                                                                         -------
  Total liabilities                                                          167
                                                                         -------
Stockholders' equity                                                      61,337
                                                                         -------
  Total liabilities and stockholders' equity                             $61,504
                                                                         =======


                                                                        Year ended
       Condensed Statement of Earnings                             September 30, 1999
       -------------------------------                             ------------------

       Interest income:
       Loan to ESOP                                                       $   57
       Loan to subsidiary                                                    169
                                                                          ------
         Total income                                                        226
                                                                          ------
       Operating expenses                                                     57
                                                                          ------

       Income before income taxes and equity
         in undistributed earnings of subsidiary                             169
       Income taxes                                                           60
                                                                          ------
       Income before equity in undistributed earnings of subsidiary          109
       Equity in undistributed earnings of subsidiary                      3,148
                                                                          ------
       Net income                                                         $3,257
                                                                          ======

                                       43
================================================================================

================================================================================

                                                                       Year ended
Condensed Statement of Cash Flows                                   September 30, 1999
---------------------------------                                   ------------------
Cash flows from operating activities:
Net income                                                              $  3,257
  Adjustments to reconcile  net income to
    net cash  provided by operating
    activities:
          Equity in undistributed earnings of subsidiary                  (3,148)
          Increase in accrued income taxes                                    60
                                                                        --------
           Net cash provided by operating activities                         169
                                                                        --------
Cash flows from investing activities:
  Increase in ESOP loan receivable                                        (2,163)
  Increase in loan receivable from subsidiary                            (10,756)
                                                                        --------
           Net cash used in investing activities                         (12,919)
                                                                        --------
Cash flows from financing activities:
  Net proceeds from stock offering                                        25,700
  Capital contribution to subsidiary                                     (12,900)
                                                                        --------
           Net cash provided by financing activities                      12,800
                                                                        --------
Increase in cash                                                              50
Cash at beginning of year                                                     --
                                                                        --------
Cash at end of year                                                     $     50
                                                                        ========

Supplemental disclosure of non-cash information:
Transfer of investment in subsidiary upon creation of holding company   $ 36,107
                                                                        ========
Declaration of dividends payable                                        $    107
                                                                        ========

(17)  Quarterly Financial Data (Unaudited)

       Unaudited quarterly financial data (in thousands except per share data) is as follows:

                                Year ended September 30, 1999          Year ended September 30, 1998
                            --------------------------------------- ---------------------------------------

                              First    Second     Third    Fourth     First    Second     Third    Fourth
                             Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
                             -------   -------   -------   -------   -------   -------   -------   -------
Interest income              $ 7,834   $ 7,955   $ 8,213   $ 8,646   $ 8,970   $ 8,164   $ 7,688   $ 7,319
Interest expense               4,283     4,216     4,099     4,530     5,367     4,867     4,492     4,240
                             -------   -------   -------   -------   -------   -------   -------    -------
Net interest income            3,551     3,739     4,114     4,116     3,603     3,297     3,196     3,079
Provision for losses             150       150       120       120       105       100       100       100
                             -------   -------   -------   -------   -------   -------   -------    -------
Net interest income after
  provision for losses         3,401     3,589     3,994     3,996     3,498     3,197     3,096     2,979
                             -------   -------   -------   -------   -------   -------   -------    -------
Non-interest income              321       464       351       337       325     3,384       370       268
Non-interest expense           2,700     2,871     2,939     2,938     2,967     3,114     2,600     4,900
                             -------   -------   -------   -------   -------   -------   -------    -------
Income before taxes            1,022     1,182     1,406     1,395       856     3,467       866    (1,653)
Provision for income taxes       379       434       466       469       300     1,109       272      (530)
                             -------   -------   -------   -------   -------   -------   -------    -------
Net income                   $   643   $   748   $   940   $   926   $   556   $ 2,358   $   594    $(1,123)
                             =======   =======   =======   =======   =======   =======   =======    =======
Basic earnings per share                         $   .17   $   .17
                                                   -----     -----
Weighted average shares outstanding                5,555     5,544
                                                   =====     =====

                                       44
================================================================================

================================================================================




INDEPENDENT AUDITORS' REPORT

The Board of Directors
FloridaFirst Bancorp:

We have audited the accompanying consolidated statements of financial condition of FloridaFirst Bancorp and subsidiary (the Company) as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FloridaFirst Bancorp and subsidiary at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.

                                   /s/KPMG LLP

Tampa, Florida
October  28, 1999

                                       45
================================================================================

================================================================================


                  Directors and Officers - FloridaFirst Bancorp

         Board of Directors                            Officers
         ------------------                            --------
         Charles W. Bovay, Chairman               Gregory C. Wilkes
                                                  President and Chief Executive Officer
         Gregory C. Wilkes
                                                  Kerry P. Charlet
         Robert H. Artman                         Chief Financial Officer

         Llewellyn N. Belcourt                    Sonja T. Hughey
                                                  Corporate Secretary
         Stephen A. Moore, Jr.

         Nis H. Nissen, III

         Rudy H. Thornberry

         G. F. Zimmermann, III



                   Directors and Officers - FloridaFirst Bank


         Gregory C. Wilkes                         Directors
         President and Chief Executive Officer     ---------
                                                   Same as FloridaFirst Bancorp

         Senior Vice Presidents                    Vice Presidents
         ----------------------                    ---------------

         Donald A. Burdett                         Joyce F. Brock
         Retail Banking
                                                   Kathleen R. Davis
         Kerry P. Charlet
         Chief Financial Officer                   Sharon S. Freeman

         William H. Cloyd                          Kenneth D. Hawthorne
         Chief Lending Officer
                                                   M. Terry Jameson
         Marion L. Moore
         Deposit Operations                        Carolyn G. Keller

         Corporate Secretary                       W. Harlan McCall
         -------------------
         Sonja T. Hughey                           LaVerne S. Scott

                                                   Mark W. Thompson


                                       46
================================================================================

================================================================================


                                 Company Offices

Downtown                                    Interstate                          Highlands
205 East Orange Street                      4012 Lakeland Hills Boulevard       4400 South Florida Avenue
Lakeland, Florida 33801                     Lakeland, Florida 33809             Lakeland, Florida 33813
(863) 688-6811                              (863) 688-6811                      (863) 688-6811


Grove Park                                  Scott Lake                          Winter Haven North
1817 N. Crystal Lake Drive                  1011 East County Road 540-A         1483 6th Street NW
Lakeland, Florida 33801                     Lakeland, Florida 33813             Winter Haven, Florida 33881
(863) 688-6811                              (863) 688-6811                      (863) 294-8861


Winter Haven South                          West Bradenton                      Cortez Road
448 Cypress Gardens Boulevard               4601 Manatee Avenue West            497 Cortez Road West
Winter Haven, Florida 33880                 Bradenton, Florida 34209                    Bradenton, Florida 34207
 (863) 293-0708                             (941) 747-1479                              (941) 758-1483


              Winter Haven Lending Office                     Corporate Offices
              Olde Towne Square                               FloridaFirst Bancorp
              301 3rd Street NW, Suite 208                    205 East Orange Street
              Winter Haven, Florida 33880                     Lakeland, Florida 33801
              (863) 298-8331                                  (863) 688-6811



                              Corporate Information

Annual Stockholders' Meeting                                               Transfer Agent and Registrar
FloridaFirst  Bancorp's  annual  stockholders                              Registrar and Transfer Company
meeting  will be held on  Friday, January 28, 2000                         10 Commerce Drive
at 8:30 a.m. in the Corporate Office located at                            Cranford, New Jersey 07016
205 East Orange Street, Lakeland, Florida.


Form 10-K                                                                  Independent Auditors
A copy of FloridaFirst  Bancorp's Annual Report                            KPMG LLP
on Form 10-K,  without exhibits, are available                             100 North Tampa Street, Suite 2400
without charge by writing:                                                 Tampa, Florida 33602

         Kerry P. Charlet, CFO
         FloridaFirst Bancorp
         205 East Orange Street                                            Special Counsel
         Lakeland, Florida 33801                                           Malizia Spidi & Fisch, PC
                                                                           Suite 700 East
                                                                           1301 K Street, N.W.
Stock Listing                                                              Washington, DC 20005
Shares of  FloridaFirst  Bancorp's  common  stock
are traded on Nasdaq  National Market system
under the symbol FFBK.

================================================================================